TenderCare International, Inc.
Detailed Historic Balance Sheets
31-Mar-05

	Year Ended 12-31-04	Year Ended 12-31-03	Year Ended 12-31-02	Year Ended 12-31-01	Year Ended 12-31-00	Growth Rate 2000-2004	Growth Rate 2003-2004
Assets:							
Current Assets							
Cash	25,326	44,957	91,021	103,306	35,327	-8.0%	-43.7%
Accounts Receivable	121,570	241,648	225,657	152,024	718,823	-35.0%	-49.8%
Inventory	240,633	273,006	388,851	70,542	2,061,474	-41.5%	-11.9%
Other Current Assets							
Prepaid advertising and commissions	44,086	0	0	0	0	NA	NA
Other	12,782	13,638	10,146	22,088	379,940	-57.2%	-6.3%
Total Other Current Assets	56,788	13,638	10,145	22,088	379,940	-37.8%	316.4%
Total Current Assets	443,907	573,249	516,179	387,960	3,195,607	-38.0%	-22.6%
Fixed Assets - Net							
Fixed Assets - Cost							
Machinery & Equipment	16,422	18,243	11,488	3,362	5,853,665	-76.8%	1.0%
Furniture and office equipment	70,388	66,860	64,072	56,400	146,739	-16.8%	5.3%
Land	8,238	8,238	8,238	8,238	8,238	0%	0%
Buildings and Leasehold Improvements	388,643	337,383	253,523	228,523	245,731	12.2%	15.5%
Total Fixed Assets – Cost	484,082	428,724	338,221	296,523	6,094,373	-46.9%	13.3%
Accumulated Depreciation	-150,301	-128,222	-114,271	-103,634	-856,507	-35.3%	17.2%
Total Fixed Assets - Net	334,201	300,502	223,950	192,889	5,237,866	-49.7%	11.3%
Other Assets							
Intangible Assets - Net	0	0	0	0	283,093	NA	NA
Other Non-Current Assets	178,455	76,800	26,941	29,279	135,746	7.2%	132.7%
Total Other Assets	178,455	76,800	26,941	29,279	418,839	-19.2%	132.7%
Total Assets:	956,682	950,554	767,069	610,128	8,852,373	-42.7%	0.6%
Liabilities and Equity:							
Liabilities							
Current Liabilities							
Accounts Payable	515,020	607,260	628,841	483,357	2,900,456	-35.4%	-15.2%
Short Term Notes Payable							
Bank	295,510	230,000	297,728	0	930,896	-24.5%	28.5%
Related Party	100,000	0	13,108	7,300	1,014,629	-44.0%	NA
Accrued Liabilities	0	0	0	0	430,848	NA	NA
Total Short Term Notes Payable	395,510	230,000	310,839	7,300	2,350,373	-36.0%	72.0%
Current Portion – LTD	0	0	0	0	0	NA	NA
Other Current Liabilities	23,324	18,023	2,398	13,847	0	NA	29.4%
Total Current Liabilities	933,866	855,283	942,076	504,504	5,315,829	-35.3%	9.2%
Long-Term Liabilities	0	0	52,400	59,000	663,490	NA	NA
Other Liabilities	0	0	0	0	3,013,777	NA	NA
Total Liabilities	933,866	855,283	994,476	563,504	8,993,096	-43.2%	9.2%
Equity							
Common Stock	75,304	78,889	82,740	98,516	99,336	-6.7%	-4.7%
Add'l Paid-In Capital	7,247,565	7,331,471	7,475,987	7,020,643	7,966,488	-2.3%	-1.2%
Accumulated deficit	-7,072,869	-7,090,036	-7,558,941	-7,738,535	-7,974,548	-3.0%	-0.2%
Less – Notes Receivable from sale of stock	-227,203	-227,203	-227,203	-234,000	-234,000	-0.7%	0%
Retained Earnings	0	0	0	0	0	NA	NA
Preferred Stock	0	0	0	0	0	NA	NA
Treasury Stock	0	0	0	0	0	NA	NA
Total Equity	22,797	95,251	-227,409	46,624	-140,724	NA	-76.1%
Total Liabilities and Equity:	956,683	950,554	767,069	610,128	8,852,372	-42.7%	0.6%

TenderCare International, Inc.
Detailed Historic Income Statements
31-Mar-05

	Year Ending 12-31-04	Year Ending 12-31-03	Year Ending 12-31-02	Year Ending 12-31-01	Year Ending 12-31-00	Growth Rate 2000-2004	Growth Rate 2003-2004
Revenues	**3,184,003**	**3,666,758**	**4,219,387**	**12,409,860**	**11,865,687**	**-28.0%**	**-13.2%**
Cost of Goods Sold	**2,190,422**	**2,659,778**	**3,034,298**	**9,849,682**	**9,005,936**	**-29.8%**	**-17.6%**
Gross Profit	993,581	1,006,980	1,185,089	2,560,178	2,859,751	-23.2%	-1.3%
Operating Expenses							
Selling	334,892	300,366	163,944	1,515,929	1,988,922	-35.9%	11.5%
Administrative and general	707,842	737,490	889,959	1,451,581	1,449,429	-16.4%	-4.0%
Write-off of patent	0	0	0	253,693	0	NA	NA
Total Operating Expenses	1,042,734	1,037,856	1,053,903	3,221,203	3,438,351	-25.8%	0.5%
Officers' Compensation	**0**	**0**	**0**	**0**	**0**	**NA**	**NA**
Operating EBITDA	-49,153	-30,876	131,186	-661,025	-578,600	-46.0%	59.2%
Depreciation and Amortization	**0**	**0**	**0**	**0**	**0**	**NA**	**NA**
Operating Income/(Loss) - Operating EBIT	-49,153	-30,876	131,186	-661,025	-578,600	-46.0%	59.2%
Miscellaneous Income/(Expense)							
Interest Income	6,978	17,997	17,573	48,667	32,343	-31.8%	-61.2%
Gain/Loss on Sale of Fixed Assets	56,508	25,881	18,159	892,810	0	NA	118.3%
Lawsuit settlement	13,333	471,659	50,000	0	0	NA	-97.2%
Other Income	0	0	0	5,660	16,977	NA	NA
Other Expense	10,861	4,105	-23,423	0	0	NA	164.6%
Noncompliance contract fees	0	0	0	0	946,976	NA	NA
Extraordinary item - Forgiveness of debt	0	0	0	570,064	0	NA	NA
Total Miscellaneous Income/(Expense)	87,680	519,642	62,309	1,517,201	996,296	-45.5%	-83.1%
Interest Expense	21,380	19,842	13,901	620,163	472,516	-53.9%	7.8%
Pre-Tax Income	17,147	468,924	179,594	236,013	-54,820	NA	-96.3%
Less: Income Taxes	0	0	0	0	0	NA	NA
Net Income/(Loss)	**17,147**	**468,924**	**179,594**	**236,013**	**-54,820**	**NA**	**-96.3%**

TenderCare International, Inc.
Comparative Financial Ratios
31-Mar-05

Financial Ratios Based On Using:
An Unadjusted Balance Sheet and
An Unadjusted Income Statement

SIC Code:
RMA = 454113

	Median Mail RMA	Wtd/ Defined	2004	2003	2002	2001	2000	Growth Rates 2004-2003	2004-2000
LIQUIDITY RATIOS:									
Current Ratio	1.3	2.3	0.5	0.7	0.5	6.8	0.6	-29.1%	-5.7%
Quick (Acid-Test) Ratio	0.9	0.9	0.2	0.3	0.3	6.6	0.1	-53.2%	2.9%
Revenue/Accounts Receivable	229.6	11.7	26.3	15.2	18.7	64.6	16.5	73.2%	12.3%
Average Collection Period	1.6	31.2	13.9	24.0	19.5	5.7	22.1	-42.2%	-11.0%
Inventory Turnover	3.6	3.5	9.1	9.7	16.1	139.6	4.4	-6.6%	20.1%
Days' Inventory	101.4	104.3	40.1	37.6	22.7	2.6	83.0	6.6%	-16.6%
COGS/Payables	10.3	10.7	4.3	4.4	4.8	20.4	3.0	-2.9%	8.7%
Days' Payables	35.4	34.1	84.9	83.0	76.0	17.9	121.7	2.3%	-8.6%
Revenue/Working Capital	16.5	5.9	-6.5	-13.0	-9.9	-106.5	-5.6	-50.0%	3.8%
COVERAGE RATIOS:									
Times Interest Earned	2.3	3.9	1.8	24.6	13.9	1.4	0.9	-92.7%	19.5%
NI+Non-Cash Expenditures / Current L.T. Debt	0.0	0.0	0.0	8.0	0.0	0.0	0.0	N/A	N/A
LEVERAGE RATIOS:									
Fixed Assets/Tangible Worth	0.3	0.1	N/A	18.3	N/A	11.1	N/A	N/A	N/A
Debt-to-Tangible Net Worth	1.2	1.1	N/A	46.4	N/A	31.5	N/A	N/A	N/A
Debt-to-Equity	2.5	1.0	N/A	9.0	N/A	12.1	N/A	N/A	N/A
OPERATING RATIOS:									
Gross Profit Margin	52.3%	38.4%	31.2%	27.5%	28.1%	20.6%	24.1%	13.6%	6.7%
EBT/Tangible Worth	0.0%	14.7%	N/A	2541.0%	N/A	1360.7%	N/A	N/A	N/A
EBT/Total Assets	4.1%	4.9%	1.8%	46.3%	21.4%	38.7%	N/A	-96.4%	N/A
Fixed Asset Turnover	40.0	48.1	9.5	12.2	18.8	64.3	2.3	-22.0%	43.2%
Total Asset Turnover	3.3	2.2	3.3	3.9	5.5	20.3	1.3	-13.7%	25.5%
EXPENSE TO REVENUE RATIOS:									
% Deprtn., Depltn., Amort./Revenue	0.0%	0.5%	0.7%	0.4%	0.3%	8.5%	4.7%	77.2%	-38.1%
% Officer's &/or Owner's Compensation/Revenue	0.0%	5.3%	7.2%	6.3%	4.9%	1.7%	1.7%	13.9%	44.0%
Cash Flow Ratios:									
Operating Cash Flows (OCF)			0.1	0.2	0.3	0.0	N/A	N/A	N/A
Cash Interest Coverage			3.7	10.9	22.9	1.0	N/A	N/A	N/A
Cash Flow to Total Debt			0.1	0.8	0.8	0.0	N/A	N/A	N/A

Robert Morris & Associates, Philadelphia, PA Mail-Order Houses

DISCOUNTS
(Lack of Marketability/Control)

The following studies provide background information regarding the fairness in adding a premium to the equity determination for control factors. The studies which follow demonstrate discount the inverse of which, a premium, is appropriate in our analysis.

Johnson-Park Study

This study, performed by Bruce Johnson and James Park, observed 213 real estate related partnerships with units being offered for sale on the Chicago Partnership Board in December 1994. The study showed a correlation between the rates of return on the units and the discount from NAV. The study indicated a median aggregate discount of 41% and an average discount of 43% for the 213 partnerships. The study also showed that as the rate of return approached zero, many of the discounts fell in the 60% to 80% range. The chart below summarizes the findings of this study, and specifically shows the inverse relationship between return and the size of the discount. It should be noted that the authors of this study indicate that the discounts indicated by the study encompass the minority interest discount and to some degree a discount for lack of marketability, due to the thinly traded nature of the limited partnership units studied. However, they also state that a privately held partnership interest would suffer from an incremental discount for lack of marketability, since there is no market for these interests.

	Discounts		Average	Average	
	From	To	Discount	Return	Count
1st Quartile	0%	31%	20%	13%	55
2nd Quartile	31%	41%	36%	12%	51
3rd Quartile	41%	55%	47%	11%	54
4th Quartile	55%	86%	69%	9%	53
TOTAL	0%	86%	43%	12%	213

Kam, Schroeder and Smith Study

This 1994 study, performed by Steve Kam, Hans Schroeder, and Curt Smith, is based on information published by Partnership Profiles, Inc. This study related discounts to NAV based on the type of assets owned by the partnership. While the study resulted in a very large range of discounts to NAV, it showed the importance of several factors, and their impact on the magnitude of the discounts observed. These factors include the type of assets owned by the partnership, NAV, cash distributions, amount of leverage, operating surplus, size of the partnership and the source of the NAV appraisal (general partner vs. independent). According to the study, the most important considerations impacting the discount are cash flow (operating surplus), cash distributions, and NAV. The results of this study are shown in the table below.

Average and Range	Low	Low Quartile	Median	High Quartile	High
All Limited Partnerships	0.0%	24.5%	48.5%	60.9%	85.0%
All Real Estate	3.1%	35.1%	54.0%	65.2%	85.0%
Apartments	3.1%	24.4%	43.5%	61.7%	76.1%
Commercial	23.3%	45.8%	59.3%	70.9%	85.0%
Mini-Warehouses	22.5%	24.6%	30.5%	31.0%	34.0%
Mortgage Loan	16.9%	48.8%	59.1%	65.4%	83.9%
Other Real Estate	13.8%	32.7%	46.0%	57.0%	70.8%
Leased Property	0.0%	7.2%	12.1%	16.9%	49.4%

DISCOUNTS
(Lack of Marketability/Control)

Based on the fact that real estate contributed to the Partnership consists of farmland, we have considered the following classifications as indicators of an applicable discount as shown above: All Limited Partnerships, All Real Estate, and Other Real Estate. We will discuss the pertinent factors and our conclusions related to the minority interest discount following the discussion of the discount studies.

Partnership Profiles Study

This study, performed annually by Partnership Profiles, Inc., compares price discounts to NAV evident in trading prices of syndicated real estate limited partnerships as reported by 12 matchmaking firms. Like the Kam, Schroeder and Smith study, Partnership Profiles classifies the discounts observed by category, which facilitates comparison to privately held partnership interests. Unlike the Kam, Schroeder and Smith study, the Partnership Profiles study found that moderate or high levels of debt can have a significant impact on the magnitude of the discount, depending on the type of assets held by the partnership. The results of the 1997 and 1998 studies are shown in the tables below.

1997 Study

Property Type	Low or No Debt	Moderate to High Debt
Commercial Only	34%	37%
Commercial/Apartments	41%	65%
Commercial/Apartments/Retail	32%	44%
Commercial/Retail	36%	39%
Hotels Only	N/A	37%
Mini-Warehouse/Self-Storage	32%	N/A
Apartments Only	35%	43%
Apartments/Retail	38%	45%
Retail Only	32%	N/A
Nursing Homes	45%	N/A
Manufactured Housing Communities/ Mobile Home Parks	43%	47%

1998 Study

Category	# of Partnerships	Average Discount
Equity - Distributing (low or no debt)	34	27%
Equity - Distributing (moderate or high debt)	29	36%
Equity - Non-distributing	21	43%
Triple-Net-Lease	20	17%
Mortgages - Insured	10	12%

DISCOUNTS
(Lack of Marketability/Control)

Several studies have analyzed the impact of non-marketability on the value of closely held shares. These studies are broken into two groups, research on price discounts for restricted stocks of public companies, and research on the sales of minority shares in closely held companies. Even though these studies have been performed with respect to publicly-traded corporate stock, the findings are applicable as well to interests in privately held minority general or limited partnerships.

<u>Price Discounts for Restricted Stocks</u>

<u>SEC Institutional Investor Study</u>
This study was conducted by the Securities and Exchange Commission (SEC) during the years 1966 through 1969. The study showed that the overall average of all companies was 25.8% and that the median was about the same. However, it found that for non-reporting OTC companies, which are more similar to the typical closely held Partnership, the average discount was 32.6% with the median about the same.

<u>Gelman Study</u>
Milton Gelman published his study in 1972. He analyzed 89 transactions between 1968 and 1970 from four closed-end investment companies specializing in restricted securities. He found that both the arithmetic mean and the average were 33%.

<u>Trout Study</u>
Robert Trout published a study of letter stock purchases by mutual funds from 1968 to 1972. He developed a multiple regression model to predict the discount applicable to the letter stock. He analyzed 60 transactions and found a mean discount of 33.45%. He also found that nationally listed stocks had lower discounts that OTC stocks.

<u>Moroney Study</u>
Robert E. Moroney published an article in the March 1973 issue of Taxes, to present the results of his study of letter stock transactions by registered investment companies. He analyzed 146 transactions from 1969 to 1972, finding an arithmetic mean discount of 35.6% and a median discount of 33.0%.

<u>Maher Study</u>
J. Michael Maher published the results of his study in the September 1976 issue of Taxes. Maher studied transaction from 1969 through 1973, finding an arithmetic mean discount of 35.4%. He then removed the top and bottom 10% of purchases (outliers) and calculated a mean discount of 34.7%.

<u>Standard Research Consultants Study</u>
In 1983, Standard Research Consultants (SRC) analyzed recent private placements of stock to test the current applicability of the SEC study. SRC analyzed 28 private placements from 1978 to 1982. The median discount found was 45%. SRC noted that revenue size affected the size of the discount, with smaller companies requiring larger discounts. Only four of the 28 companies had unrestricted shares on the New York Stock Exchange or the American Stock Exchange. The median of those was 47%, which is not materially different than the whole of all exchanges.